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                                                                    EXHIBIT 10.6

                              CONSULTING AGREEMENT

                                 BY AND BETWEEN

                               MAXXIS GROUP, INC.

                                       AND

                                 ROBERT P. KELLY



                            DATED: SEPTEMBER 1, 1997



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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

1     Engagement ............................................................1

2     Term ..................................................................1

3     Payment ...............................................................1

4     Relationship of Parties ...............................................1

5     Covenants .............................................................2

6     Termination ...........................................................3

7     Trade Secrets, Non-Solicitation and Related Matters ...................3

8     Successors; Binding Agreement .........................................5

9     Notice ................................................................6

10    Settlement of Claims ..................................................6

11    Modification and Waiver ...............................................6

12    Governing Law .........................................................6

13    Severability ..........................................................6

14    Entire Agreement ......................................................6

15    Headings ..............................................................6

16    Counterparts ..........................................................6

17    Definitions ...........................................................7


EXHIBIT A         TERRITORY



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                              CONSULTING AGREEMENT

                  This CONSULTING AGREEMENT (this "Agreement") is made by and between MAXXIS GROUP, INC., a Georgia corporation (the "Company"), and ROBERT P. KELLY, an individual resident of the State of Georgia (the "Consultant"), as of this 1st day of September, 1997.

                  The Company desires to engage the Consultant, and the Consultant is willing to be engaged by the Company in such capacity on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 17 hereof.

                  In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Engagement. The Company shall engage the Consultant, and the Consultant agrees to be engaged by the Company, upon the terms and conditions set forth herein. The Consultant shall have such duties and responsibilities ("Duties") as are assigned by the President from time to time. The Consultant shall devote such portion of his business time (up to and including his full business time) and such attention, skill and efforts to the performance of his Duties hereunder as are necessary to competently and professionally perform and discharge such Duties.

                  2. Term. Unless earlier terminated as provided herein, the Consultant's engagement under this Agreement shall be for a continuing term (the "Term") of one year, which shall be extended automatically (without further action of the Company or the Consultant) each day for an additional day so that the remaining term shall continue to be one year; provided, however, that either party may at any time, by written notice to the other, fix the Term to a finite term of one year, without further automatic extension, commencing with the date of such notice.

                  3. Payment.

                  a. Effective July 1, 1997, the Company shall pay the Consultant a fee of $800.00 per week, subject to increase upon the mutual written agreement of the Company (following specific approval of such increase by the Company's Board of Directors) and the Consultant.

                  b. The Consultant may be eligible to receive a performance bonus based on such criteria as the Board of Directors may determine from time to time in its sole discretion.

                  4. Relationship of Parties. The Consultant shall at all times be and act as an independent contractor, and the Company shall exercise no control over the activities and operations of the Consultant other than as set forth herein. The Consultants's Federal Tax I.D. number is ###-##-####. This Agreement shall not be deemed to create any agency,



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employment, partnership or joint venture relationship between the Company and the Consultant, and the Consultant shall enjoy no fringe benefits accorded to employees of the Company. Neither party hereto shall have the power of authority to (and agrees not to attempt to) bind, commit or obligate the other in any manner whatsoever without the other's prior written consent, or to use the other party's name in any way not specifically authorized by this Agreement. No representations of either party shall be binding upon the other party without the other party's prior written consent.

                  5. Covenants. The Consultant covenants and agrees, in addition to the other duties and obligations of the Consultant set forth in the Agreement, that the Consultant will:

                  a. bear all costs, expenses and liability relating to his business and operations, including, but not limited to, the costs and expenses of providing and maintaining his place of business, the wages and salaries of his employees, if any, and expenses incurred for or in connection with his performance under this Agreement;

                  b. not use any trademarks or tradenames of the Company in any manner except with the prior written authorization of the Company;

                  c. maintain within limits specified by the Company (or, in the absence of any specification by the Company, reasonable and adequate limits) workers compensation and liability insurance (other than products liability insurance) in connection with his operations, and to furnish the Company with a certificate evidencing the required insurance immediately upon the Company's request;

                  d. immediately give the Company written notice of any offers, whether oral or written, received by him, or his agents or employees, during the term of this Agreement which if accepted, would place the Consultant in violation of his covenants or agreements hereunder;

                  e. give the Company notice of any person, firm or entity who is infringing upon the trademarks, tradenames or other intellectual property of the Company immediately upon the Consultant's receipt of notice thereof;

                  f. hold harmless, defend and indemnify the Company and its officers, directors, employees and agents from and against any and all claims, damages, losses, injuries, causes of action, demands and expenses, including reasonable legal fees and expenses, of whatever kind and nature directly or indirectly arising out of, on account of or resulting from the Consultant's activities or out of the Consultant's failure to comply with his obligations under this Agreement; and

                  g. comply strictly with all rules, regulations, policies and procedures of the Company applicable to independent contractors as such may be established by the Company from time to time.


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                  6. Termination.

                  a. The Consultant's engagement under this Agreement may be terminated prior to the end of the Term only as follows:

                     (i)   upon the death of the Consultant;

                     (ii) by the Company due to the Disability of the Consultant upon delivery of a Notice of Termination to the Consultant;

                     (iii) by the Company for Cause upon delivery of a Notice of
                           Termination to the Consultant; and

                     (iv) by the Company without Cause upon delivery of a Notice of Termination to the Consultant.

                  b. If the Consultant's engagement with the Company shall be terminated during the Term (i) by reason of the Consultant's death or (ii) by the Company for Disability or Cause, the Company shall pay to the Consultant (or in the case of his death, the Consultant's estate) within 15 days after the Termination Date, a lump sum cash payment equal to the Accrued Fees and, if such termination is other than by the Company for Cause, any accrued performance bonus.

                  c. If the Company terminates the Consultant without Cause pursuant to Section 6(a)(iv) above, the Company shall pay to the Consultant in cash at the end of each week during the six-month period following the Termination Date an amount equal to $800.00 The severance fee payments provided for in this Section 6 shall be in full and complete discharge of any and all liabilities of the Company to the Consultant and shall be in lieu of any other severance or termination pay to which the Consultant may also be entitled. The Consultant shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other consulting arrangements or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Consultant in any subsequent consulting arrangement.

                  7. Trade Secrets, Non-Solicitation and Related Matters.

                  a. The Consultant shall not, at any time, either during the Term of his engagement or after the Termination Date, use or disclose any Trade Secrets of the Company, except in fulfillment of his duties as the Consultant during his engagement, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.

                  b. The Consultant agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Business Information during his engagement and for a period of 24 months after the Termination Date.


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                  c. Upon termination of the engagement provided for herein, the
Consultant shall deliver to the Company, at the Consultant's expense, all business records relating to the Company and its affiliates including, without limitation, all contracts, calendars and other materials relating to the business records, the Company's business or its customers, including all physical, electronic and computer copies thereof, whether or not the Consultant prepared such materials or records himself. Upon such termination, the Consultant shall retain no copies of any such materials.

                  d. The Consultant may disclose Trade Secrets or Confidential Business Information pursuant to any order or legal process requiring him (in his legal counsel's reasonable opinion) to do so; provided, however, that the Consultant shall first have notified the Company of the request or order to so disclose the Trade Secrets or Confidential Business Information in sufficient time to allow the Company to seek an appropriate protective order.

                  e. If the Consultant is terminated or resigns for any reason, then for a period of one year following the Termination Date, the Consultant shall not (except on behalf of or with the prior written consent of the Company) either directly or indirectly, on the Consultant's own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer of the Company or any of its affiliates on the Termination Date; provided, however, that if the Consultant is terminated without Cause, then the non-solicit period under this
Section 5(e) shall be for a period of 180 days following the Termination Date. For purposes of this Agreement, a "customer" refers to any person or group of persons with whom the Consultant had direct material contact with regard to the selling, delivery or support of the Company's products and services, including, servicing such person's or group's account, during the period of two years preceding the Termination Date.

                  f. If the Consultant is terminated or resigns for any reason, then for a period of one year following the Termination Date, the Consultant will not, either directly or indirectly, on the Consultant's own behalf or in the service or on behalf of others (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away, any employee of, independent associate of or consultant to the Company or any of its affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the engagement is pursuant to written agreement, or the engagement is for a determined period or is at will; provided, however, that if the Consultant is terminated without Cause, then the non-solicit period under this
Section 7(f) shall be for a period of 180 days following the Termination Date.

                  g. The Consultant acknowledges and agrees that great loss and irreparable damage would be suffered by the Company if the Consultant should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Section 7. The Consultant further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of the Company. The parties agree that money damages for any breach of clauses (a) through (f) of this Section 7 will be insufficient to compensate for any breaches thereof, and that the Consultant or any of the Consultant's affiliates, as the case may be, will, to the extent permitted by law, waive in any proceeding initiated to enforce such provisions any claim or defense that an adequate remedy at law exists.


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The existence of any claim, demand, action or cause of action against the
Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny the Consultant the right to defend against this enforcement on the basis that the Company has no right to its enforcement under the terms of this Agreement.

                  h. The Consultant acknowledges and agrees that: (i) the covenants and agreements contained in clauses (a) through (f) of this Section 7 are the essence of this Agreement; (ii) that the Consultant has received good, adequate and valuable consideration for each of these covenants; (iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties of the Company; (iv) the Company is and will be engaged in and throughout the Territory in the Business; (v) a Competing Business could be engaged in from any place in the Territory; and (vi) the Company has a legitimate business interest in restricting the Consultant's activities throughout the Territory. The Consultant also acknowledges and agrees that: (i) irreparable loss and damage will be suffered by the Company should the Consultant breach any of these covenants and agreements; (ii) each of these covenants and agreements in clauses (a) through (f) of this Section 7 is separate, distinct and severable not only from the other covenants and agreements but also from the remaining provisions of this Agreement; and (iii) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement. The Consultant acknowledges and agrees that if any of the provisions of clauses (a) through (f) of this Section 7 shall ever be deemed to exceed the time, activity or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity or geographical limitations permitted by applicable law.

                  8. Successors; Binding Agreement.

                  a. This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

                  b. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant's legal personal representative.

                  9. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Company shall be directed to the attention of the President with a copy to the Secretary of the Company. All


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notices and communications shall be deemed to have been received on the date of delivery thereof.

                  10. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Consultant or others. The Company may, however, withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  11. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Georgia.

                  13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

                  14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

                  15. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                  16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  17. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  a. "Accrued Fees" shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date,


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including (i) fees payable and (ii) reimbursement for reasonable and necessary expenses incurred by the Consultant on behalf of the Company during the period ending on the Termination Date.

                  b. "Business" shall mean the development, marketing or implementation of a network marketing distribution business, a long distance reselling business or any other related business which the Company or any of its affiliates is engaged in as of the Termination Date.

                  c. The termination of the Consultant's engagement shall be for "Cause" if it is the result of:

                      (i) the commission or omission by the Consultant of a willful or negligent act which causes harm to the Company;

                      (ii) the conviction of the Consultant for the commission or perpetration by the Consultant of any felony or any act of fraud;

                      (iii) the failure of the Consultant to devote
                            sufficient time and attention to the business as provided in Section 1; or

                      (iv) the failure of the Consultant to perform his duties hereunder in a manner satisfactory to the Company, as determined by the President of the Company in his sole discretion; provided, -------- however, that the Consultant shall have 30 days to cure such ------- failure after receiving notice from the Company. The Company shall be obligated to provide only one notice to Consultant pursuant to this Section 17(c)(iv). Thereafter, the Company may terminate the Consultant, without the Consultant having a right to cure, if the Consultant fails to perform his duties in a manner satisfactory to the President of the Company, as determined in his sole discretion.

                  d. "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

                  e. "Confidential Business Information" shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Consultant, directly or indirectly, in connection with the Consultant's engagement (including his engagement by the Company prior to the date of this Agreement), including (without limitation) oral and written information concerning the Company or its affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs and records, whether or not legended or otherwise identified by the Company and its affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information


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shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Consultant, or was available to the Consultant on a non- confidential basis prior to its disclosure to the Consultant.

                  f. "Disability" shall mean a physical or mental infirmity which impairs the Consultant's ability to substantially perform his duties with the Company for a period of 180 consecutive days, as determined by an independent physician selected with the approval of both the Company and the Consultant.

                  g. "Notice of Termination" shall mean a written notice of termination from the Company which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consultant's engagement under the provision so indicated.

                  h. "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

                  i. "Termination Date" shall mean, in the case of the Consultant's death, his date of death, and in all other cases, the date specified in the Notice of Termination.

                  j. "Territory" shall mean that area specified on Exhibit A attached hereto.

                  k. "Trade Secrets" shall mean any information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.


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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Consultant has signed and sealed this Agreement, effective as of the date first above written.

                                           MAXXIS GROUP, INC.

ATTEST:

By:  /s/ James W. Brown                    By:  /s/ Thomas O. Cordy
   --------------------------                   --------------------------------
     Name: James W. Brown                       Name:  Thomas O. Cordy
     Title: Secretary                           Title:  Chief Executive Officer
                                                          and President

                                           CONSULTANT

                                           /s/ Robert P. Kelly
                                           -------------------------------------
                                           Robert P. Kelly


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                                    EXHIBIT A

                                    TERRITORY

         30 mile radius from the Company's corporate offices located at 1901 Montreal Road, Suite 108, Tucker, Georgia 30084